Exhibit 99.1

News Release

Rockwell Collins reports 2015 earnings per share increase 15% to $5.19

•	Full year sales increase 5%

•	Cash provided by operating activities for the full year increase 13%

•	Fiscal year 2016 guidance reiterated

CEDAR RAPIDS, Iowa (October 30, 2015) - Rockwell Collins, Inc. (NYSE: COL) today reported fiscal year 2015 sales were $5.24 billion, a 5% increase from fiscal year 2014. Fiscal year 2015 earnings per share from continuing operations was $5.19 compared to $4.52 in the prior year. Cash provided by operating activities from continuing operations totaled $749 million in 2015, an increase of $89 million, or 13%, compared to the $660 million in fiscal year 2014.

Fourth quarter fiscal year 2015 earnings per share from continuing operations increased 9% to $1.38, compared to $1.27 in the prior year. Total sales for the fourth quarter of fiscal year 2015 were $1.38 billion, a 1% decrease from the same period in fiscal year 2014. Total segment operating margin for the fourth quarter was 22.0% compared to 21.3% in the prior year and total segment operating earnings increased 2% to $304 million, compared to the same period in fiscal year 2014.

"I'm pleased with our overall performance for the year, highlighted by double-digit earnings per share and cash flow growth. We were able to perform to our expectations for the year in spite of a weaker than expected commercial aftermarket and the negative impact of foreign currency rates," said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg. “Our team did a great job of delivering strong operating performance, allowing us to continue investing in long-term growth. During the year we invested almost $1 billion in R&D and made two acquisitions that strengthen our portfolio of connectivity-related offerings."

Ortberg continued, "As we enter fiscal year 2016, we are sharply focused on meeting our commitments to our customers, including executing on a number of important development programs that are expected to drive growth over the balance of the decade. While growth in 2016 will be muted particularly in the first half of the fiscal year, I remain confident our strategies will drive long-term double-digit growth in earnings and cash flow."

Following is a discussion of fiscal year 2015 fourth quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2015 fourth quarter results as summarized below.

(dollars in millions)	Q4 FY15	Q4 FY14	Inc/(Dec)
Commercial Systems sales
Original equipment	$372	$380	(2)%
Aftermarket	251	243	3%
Wide-body in-flight entertainment	13	16	(19)%
Total Commercial Systems sales	$636	$639	—%

Operating earnings	$146	$141	4%
Operating margin rate	23.0%	22.1%	90 bps

•	Original equipment sales decreased due to lower sales for Chinese regional aircraft OEM programs partially offset by higher deliveries in support of the A350 and Legacy 500 entries into service.

•	Aftermarket sales increased due to higher regulatory mandate sales, partially offset by lower spares provisioning for the Boeing 787 program.

•
Operating earnings and operating margin increased primarily due to lower company-funded research and development expense and cost savings initiatives, partially offset by higher employee incentive compensation expense.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the fourth quarter of 2015 are summarized below.

(dollars in millions)	Q4 FY15	Q4 FY14	Inc/(Dec)
Government Systems sales
Avionics	$381	$375	2%
Communication products	92	128	(28)%
Surface solutions	53	52	2%
Navigation products	55	50	10%
Total Government Systems sales	$581	$605	(4)%

Operating earnings	$129	$137	(6)%
Operating margin rate	22.2%	22.6%	(40) bps

•	Avionics sales increased due to higher tanker/transport hardware deliveries partially offset by lower rotary wing hardware sales.

•	Communication products sales decreased due to lower Joint Tactical Radio System Manpack sales.

•	Navigation products sales increased primarily due to development effort on modernized GPS products.

•
Changes in foreign currency rates, primarily the strengthening of the U.S. dollar, resulted in a $12 million reduction to Government Systems sales for the fourth quarter of fiscal year 2015 when compared to the same quarter in the prior year. The $12 million reduction is included within the Government Systems sales categories above.

•
Operating earnings and operating margin decreased due to lower sales, higher investment in company-funded research and development expense, and higher employee incentive compensation expense, partially offset by favorable hardware product mix and cost savings initiatives.

Information Management Services

Information Management Services (IMS) provides communication services, systems integration and security solutions across the aviation, airport, rail, transit and nuclear security markets. Results from the fourth quarter of 2015 are summarized below.

(dollars in millions)	Q4 FY15	Q4 FY14	Inc/(Dec)
Information Management Services sales	$167	$158	6%

Operating earnings	$29	$21	38%
Operating margin rate	17.4%	13.3%	410 bps

•
IMS sales increased primarily due to low double-digit growth in aviation related businesses including GLOBALinkSM and ARINCDirectSM, partially offset by lower sales from the non-aviation related businesses due to the timing of certain airport programs and the exit of a government program.

•
IMS operating earnings and operating margin increased primarily due to the higher sales volume, a more favorable mix of higher margin aviation related sales, and the absence of certain licensing costs incurred in the prior year.

Cash Flow

Cash provided by operating activities from continuing operations was $749 million in fiscal year 2015, compared to $660 million in fiscal year 2014. The $89 million increase was primarily due to converting the higher earnings in 2015 to cash flow within the year.

The company paid a dividend on its common stock of 33 cents per share, or $44 million, in the fourth quarter of 2015.

Fiscal Year 2016 Outlook

The following table is a summary of the company's financial guidance for fiscal year 2016, which is unchanged from the original issuance on September 18, 2015:

•	Total sales	$5.3 billion to $5.4 billion
•	Total segment operating margins	About 21.0%
•	Earnings per share	$5.20 to $5.40
•	Cash flow from operations	$700 million to $800 million
•	Total research & development investment	About $1 billion (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	About 28%

(1) - Total research and development investment consists of company and customer funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Conference Call and Webcast Details
Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on October 30, 2015. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights

Rockwell Collins acquired International Communications Group
Rockwell Collins acquired Newport News, Virginia-based International Communications Group, Inc. (ICG), a leading provider of satellite-based global voice and data communication products and services for the aviation industry. The initial purchase price was $50 million and additional post-closing consideration of up to $14 million may be paid.

New Rockwell Collins technology to provide safe transfer of data on Boeing 777X
Rockwell Collins was selected by Boeing to provide the Avionics Gateway secure server on new 777X airplanes. The Avionics Gateway will feature the newest generation of Rockwell Collins’ proven Secure Server Router that enables the safe transfer of data between the flight deck, cabin crew and airline operations on the ground.

Rockwell Collins to provide avionics for U.S. Air Force Combat Rescue Helicopters
Rockwell Collins was selected by Sikorsky for the U.S. Air Force Combat Rescue Helicopter program. Rockwell Collins will provide state-of-the art avionics and mission equipment to the next generation of combat rescue helicopters, including the cockpit flight and mission display system, navigation radios and the advanced ARC-210 V/UHF communication system.

Rockwell Collins’ FANS 1/A upgrade for Bombardier Challenger 604 aircraft now certified
Rockwell Collins received a Federal Aviation Administration supplemental type certificate for its Future Airspace Navigation Systems (FANS) 1/A upgrade for Bombardier Challenger 604 aircraft equipped with Pro Line 4™ avionics. The solution is available now through Rockwell Collins authorized dealers.

Rockwell Collins’ PAVES™ Wireless solution certified for A320 and A321 aircraft
Rockwell Collins received an European Aviation Safety Agency supplemental type certificate with Federal Aviation Administration validation for its PAVES™ Wireless media distribution system for Airbus A320 and A321 aircraft.

Rockwell Collins airport-related information management services were selected by the following:

•
Lufthansa Airlines’ passengers will be able to check-in faster at the airport due to the implementation of Rockwell Collins’ new ARINC vMUSE™ mobile passenger processing solution. Lufthansa is the first airline to implement this new technology, which gives it the ability to check-in travelers wherever and whenever needed.

•
Airport Authority Hong Kong will deploy 120 common use self-service bag drop systems at Hong Kong International Airport, making it one of the largest self-service bag drop projects in the world. This new system will allow travelers at one of the world’s busiest airports to self-tag their bags, speeding up the departure process for passengers and reducing handling costs for the airport.

•	Mactan Cebu International Airport selected Rockwell Collins' ARINC airport solutions to improve its passengers' travel experiences.

Rockwell Collins wins DARPA award to develop GPS backup technologies for contested environments
Rockwell Collins was selected by the Defense Advanced Research Projects Agency (DARPA) to develop technologies that could serve as a backup to GPS. The research, being conducted as part of DARPA’s Spatial, Temporal and Orientation Information in Contested Environments program aims to reduce warfighter dependence on GPS for modern military operations.

Rockwell Collins selected for AC312E/C platforms
Harbin Aircraft Industry Group has selected Rockwell Collins to provide avionics for Avicopter’s new AC312E/C helicopters, which will perform search and rescue, emergency medical service and general purpose transport missions.

Rockwell Collins introduces ARINC UrgentLink, the first nationwide network exclusively for disaster communications
Rockwell Collins unveiled ARINC UrgentLink, the first national disaster communications network for public safety that enables first responders, public health, public safety and critical industry officials to communicate with each other when traditional networks are damaged or destroyed.

Data Link Solutions Selected to Provide U.S. and Allied Militaries with Advanced Networked Communications
Data Link Solutions (DLS), a joint venture between Rockwell Collins and BAE Systems, received a $18.3 million award from the U.S. Navy Space and Naval Warfare Systems Command to provide real-time situational awareness data and voice communications technology to U.S. and international militaries. DLS will deliver Multifunctional Information Distribution System Low Volume Terminals - a key component of Link 16 data exchange networks - to the U.S. Air Force, the U.S. Navy, and the U.S. Air National Guard, as well as to several foreign governments through the U.S. Department of Defense’s Foreign Military Sales program.

Rockwell Collins selected to provide communications for E-4B program
The Boeing Company selected Rockwell Collins to upgrade a low-frequency transmission system for the E-4B program, which connects U.S. command authorities to strategic launch control centers and strike assets during a national emergency.

Rockwell Collins’ electronic Engine Control Unit to be featured on new Rotax® 915 iS turbocharged aircraft engine for light aircraft
Rockwell Collins’ electronic dual-channel Engine Control Unit (ECU) will be featured on the new Rotax® 915 iS turbocharged piston engine for the light aircraft market. The ECU includes fully integrated turbocharging control and protection for the Rotax 915 iS.

Royal Netherlands Air Force selected Rockwell Collins Intertrade to manage avionics repairs
Intertrade, a Rockwell Collins company that provides competitively priced, recertified used aircraft and engine parts, was selected by the Royal Netherlands Air Force to provide avionics repair chain management services for its Pilatus PC-7 trainer fleet.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

Forward-Looking Statement
This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers,

including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers;
performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans;
continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including compliance requirements associated with U.S. Government work, export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Year Ended
	September 30		September 30
	2015	2014	2015	2014
Sales
Commercial Systems	$636	$639	$2,434	$2,299
Government Systems	581	605	2,187	2,209
Information Management Services	167	158	623	471
Total sales	$1,384	$1,402	$5,244	$4,979

Segment operating earnings
Commercial Systems	$146	$141	$554	$509
Government Systems	129	137	457	465
Information Management Services	29	21	95	62
Total segment operating earnings	304	299	1,106	1,036

Interest expense	(16)	(16)	(61)	(59)
Stock-based compensation	(7)	(7)	(24)	(24)
General corporate, net	(15)	(14)	(59)	(59)
Gain on divestiture of business	—	—	—	10
ARINC transaction costs	—	—	—	(13)
Restructuring, pension settlement and asset impairment charges, net	—	(9)	—	(9)
Income from continuing operations before income taxes	266	253	962	882
Income tax expense	(82)	(80)	(268)	(264)

Income from continuing operations	184	173	694	618
(Loss) from discontinued operations, net of taxes (1)	—	(6)	(8)	(14)
Net income	$184	$167	$686	$604

Diluted earnings per share:
Continuing operations	$1.38	$1.27	$5.19	$4.52
Discontinued operations	—	(0.04)	(0.06)	(0.10)
Diluted earnings per share	$1.38	$1.23	$5.13	$4.42

Weighted average diluted shares outstanding	133.2	136.2	133.7	136.7

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath), which designs, manufactures and services ground-based satellite communication systems primarily for military customers. In addition, on March 10, 2015, the Company sold ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of DataPath and ASES have been classified as discontinued operations.

The following tables summarize sales by category for the three and twelve months ended September 30, 2015 and 2014 (unaudited, in millions):

	Three Months Ended		Year Ended
	September 30		September 30
	2015	2014	2015	2014
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$209	$194	$806	$703
Aftermarket	133	133	522	512
Wide-body in-flight entertainment	13	16	57	70
Total air transport aviation electronics	355	343	1,385	1,285

Business and regional aviation electronics:
Original equipment	163	186	640	618
Aftermarket	118	110	409	396
Total business and regional aviation electronics	281	296	1,049	1,014
Total Commercial Systems sales	$636	$639	$2,434	$2,299

Commercial Systems sales:
Total original equipment	$372	$380	$1,446	$1,321
Total aftermarket	251	243	931	908
Wide-body in-flight entertainment	13	16	57	70
Total Commercial Systems sales	$636	$639	$2,434	$2,299

Government Systems Sales:
Avionics	$381	$375	$1,390	$1,342
Communication products	92	128	401	455
Surface Solutions	53	52	200	234
Navigation products	55	50	196	178
Total Government Systems Sales	$581	$605	$2,187	$2,209

Information Management Services sales	$167	$158	$623	$471

Total sales	$1,384	$1,402	$5,244	$4,979

The following table summarizes total Research and Development Investment by segment and funding type for the three and twelve months ended September 30, 2015 and 2014 (unaudited, dollars in millions):

	Three Months Ended		Year Ended
	September 30		September 30
	2015	2014	2015	2014
Research and Development Investment
Customer-funded:
Commercial Systems	$56	$57	$187	$143
Government Systems	89	87	382	353
Information Management Services	2	3	9	8
Total Customer-funded	147	147	578	504

Company-funded:
Commercial Systems	44	53	182	193
Government Systems	26	21	88	74
Information Management Services (1)	1	—	2	1
Total Company-funded	71	74	272	268
Total Research and Development Expense	218	221	850	772

Increase in Pre-production Engineering Costs, Net	37	30	136	162
Total Research and Development Investment	$255	$251	$986	$934

Percent of Total Sales	18.4%	17.9%	18.8%	18.8%

(1) Research and development expenses for the Information Management Services segment, including the ARINC acquisition, do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	September 30
	2015	2014
Assets
Cash and cash equivalents	$252	$323
Receivables, net	1,038	1,033
Inventories, net (1)	1,824	1,709
Current deferred income tax asset	9	9
Business held for sale	—	15
Other current assets	110	115
Total current assets	3,233	3,204

Property	964	919
Goodwill	1,904	1,863
Intangible assets	703	688
Long-term deferred income taxes	241	101
Other assets	344	288
Total assets	$7,389	$7,063

Liabilities and equity
Short-term debt	$448	$504
Accounts payable	487	535
Compensation and benefits	273	256
Advance payments from customers	365	359
Accrued customer incentives	232	202
Product warranty costs	89	104
Current deferred income tax liability	84	57
Liabilities associated with business held for sale	—	16
Other current liabilities	166	165
Total current liabilities	2,144	2,198

Long-term debt, net	1,680	1,663
Retirement benefits	1,466	1,096
Other liabilities	219	217
Equity	1,880	1,889
Total liabilities and equity	$7,389	$7,063

(1) Inventories, net is comprised of the following:
	September 30, 2015	September 30, 2014
Inventories, net:
Production inventory	$812	$833
Pre-production engineering costs	1,012	876
Total Inventories, net	$1,824	$1,709

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CASH FLOW INFORMATION
(Unaudited, in millions)

	Year Ended
	September 30
	2015	2014
Operating Activities:
Net income	$686	$604
Loss from discontinued operations, net of tax	(8)	(14)
Income from continuing operations	694	618
Adjustments to arrive at cash provided by operating activities:
Restructuring, asset impairment and other charges	—	9
Gain on sale of business	—	(10)
Depreciation	152	141
Amortization of intangible assets and pre-production engineering costs	100	84
Stock-based compensation expense	24	24
Compensation and benefits paid in common stock	50	50
Excess tax benefit from stock-based compensation	(13)	(6)
Deferred income taxes	50	113
Pension plan contributions	(69)	(75)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(46)	67
Production inventory	(23)	(84)
Pre-production engineering costs	(183)	(198)
Accounts payable	(29)	23
Compensation and benefits	24	(60)
Advance payments from customers	16	(11)
Accrued customer incentives	30	18
Product warranty costs	(14)	(14)
Income taxes	50	(21)
Other assets and liabilities	(64)	(8)
Cash Provided by Operating Activities from Continuing Operations	749	660
Investing Activities:
Property additions	(210)	(163)
Acquisition of businesses, net of cash acquired	(74)	(1,405)
Acquisition of intangible assets	—	(1)
Proceeds from business divestitures	—	24
Other investing activities	(10)	8
Cash (Used for) Investing Activities from Continuing Operations	(294)	(1,537)
Financing Activities:
Purchases of treasury stock	(330)	(211)
Cash dividends	(167)	(162)
Repayment of debt	—	(200)
Increase (decrease) in short-term commercial paper borrowings, net	(56)	269
Increase in long-term borrowings	—	1,089
Proceeds from the exercise of stock options	49	37
Excess tax benefit from stock-based compensation	13	6
Other financing activities	(1)	(1)
Cash (Used for) Provided by Financing Activities from Continuing Operations	(492)	827

(Continued on next page)

	Year Ended
	September 30
	2015	2014
Effect of exchange rate changes on cash and cash equivalents	(23)	(12)
Discontinued Operations:
Operating activities	(14)	(16)
Investing activities	3	10
Cash (used for) discontinued operations	(11)	(6)
Net Change in Cash and Cash Equivalents	(71)	(68)
Cash and Cash Equivalents at Beginning of Period	323	391
Cash and Cash Equivalents at End of Period	$252	$323